FOR IMMEDIATE RELEASE

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John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

DATA FROM COMPLETED PHASE 1 STUDIES OF NOVEL ADENOSINE A2B

ANTAGONIST CVT-6883 SHOW SAFETY, TOLERABILITY AND POTENTIAL UTILITY IN CHRONIC PULMONARY AND INFLAMMATORY DISEASES

--CV Therapeutics exploring partnership opportunities to maximize value for CVT-6883--

PALO ALTO, Calif., November 2, 2007 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that data from a randomized, single-blind, placebo-controlled, multiple ascending dose Phase 1 study of CVT-6883, a potentially first in class adenosine A2B antagonist, show that a range of doses were safe and well tolerated in 30 healthy volunteers.

Preclinical data support the potential utility of CVT-6883 in several disease areas where there is significant unmet medical need, including chronic pulmonary diseases such as asthma, chronic obstructive pulmonary disease and pulmonary fibrosis.

“The favorable safety and tolerability properties seen in both of our Phase 1 studies, combined with the potential utility of CVT-6883 for pulmonary and inflammatory diseases observed in preclinical models, support further clinical development. We are actively exploring partnership opportunities to maximize the value of the CVT-6883 program as we continue to focus on our growing Ranexa® business and building shareholder value,” said Louis G. Lange, chairman and chief executive officer of CV Therapeutics.

CV Therapeutics has developed CVT-6883 and has worldwide rights for all potential indications. The compound is covered by an issued United States patent that expires in 2022.

In an earlier randomized, double-blind, placebo-controlled, Phase 1 single ascending dose study in 24 healthy volunteers, CVT-6883 was well tolerated with no serious adverse events reported. Pharmacokinetic results indicated the suitability of CVT-6883 for once daily chronic dosing.

The adenosine A2B receptor is expressed in the lung and this expression can be increased significantly when lung tissues become inflamed or injured. This is the scientific rationale for why A2B receptor antagonists may be potentially efficacious in treating chronic inflammatory diseases.

Preclinical data with CVT-6883 showed that CVT-6883 significantly reduced elevated markers of inflammation, fibrosis and pulmonary injury in several preclinical models. Mice predisposed to elevated adenosine levels developed pulmonary inflammation, fibrosis and enlargement of air sacs in the lungs called alveolar spaces. Treatment with CVT-6883 reduced these conditions and also significantly reduced elevations in proinflammatory cytokines and chemokines. In a separate in vivo model, CVT-6883 inhibited pulmonary inflammation and fibrosis induced by bleomycin.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics’ clinical and preclinical drug development candidates and programs include regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.